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                                                                    Exhibit 99.1

                          [Letterhead of Sigma-Aldrich]


From: David R. Harvey, Chairman, President and CEO    For questions contact:
                                                      Kirk A. Richter, Treasurer
                                                      314-286-8004

                              FOR IMMEDIATE RELEASE

April 23, 2002

SIGMA-ALDRICH (NASDAQ: SIAL) TO DISCONTINUE DIAGNOSTICS BUSINESS; PLANS TO SERVE
                      CUSTOMERS AS ASSETS ARE HELD FOR SALE

Sigma-Aldrich Corporation announced that the Company's Board of Directors authorized management to sell substantially all of the assets of its Diagnostics business and to continue to supply customers under contract while seeking to transfer these commitments to other vendors as it seeks to discontinue this business before the end of 2002. The Company has retained Goldman, Sachs & Co. to assist in this process.

Certain catalog-based products marketed by the Diagnostics unit that contributed $11 million in sales and provided a modest positive contribution to diluted earnings per share in 2001 were reclassified out of Diagnostics and into the Company's Scientific Research unit.

All remaining assets of the Diagnostics business are available for sale.

In March, 2002, the Company announced that it had signed a non-binding letter of intent to sell its enzyme immunoassay (EIA) product line to IVAX Diagnostics (AMEX: IVD). Successful negotiations for this sale are expected to lead to the completion of this transaction in the current quarter. The EIA products contributed $7 million in sales in 2001, but reduced diluted earnings per share by $.04.

At the beginning of 2000, efforts began to refocus the Diagnostics business on niche opportunities, with a three-year plan to restore its contribution toward overall Company targets of 10% growth in both sales and profits. Results to date have not met expectations. Excluding products to be sold by the Scientific Research unit, Diagnostics sales in the first quarter of 2002 declined 11.2%, reducing otherwise reportable diluted earnings per share by $.04.

To minimize costs in the upcoming months, staffing will be reduced to the level necessary to service customers, assist in the sale of relevant assets, and meet contractual obligations. The Diagnostics unit currently has 512 employees at various worldwide locations, with 180 on staff at the unit's headquarters in St. Louis. Absent buyers willing to absorb employees as part of a purchase, reductions of up to 75% of worldwide staff of the Diagnostics unit and up to 50% of St. Louis staff will occur over the remainder of the year, with the majority occurring in the second quarter. Where possible, Diagnostics employees will be reassigned within the Sigma-Aldrich organization. A one-time charge of up to $63 million ($.86 per share) will be recorded in the second quarter. This one-time charge includes reductions in the carrying value of applicable assets to an expected realizable amount and costs of staff reductions. The write-off of unamortized goodwill and other intangible assets of $21 million, net of applicable taxes, from the acquisitions of First Medical, Inc. and Amelung GmbH is included in this one-time charge. Results from operating the discontinued operations as assets are held for sale are expected to further reduce diluted earnings per share by up to $.05 in the second quarter of 2002 and by as much as $.01 in both the third and fourth quarters of 2002. Selected financial information for the discontinued operations for each quarter of 2001 and the first quarter of 2002, adjusted for products to be sold by the Company's Scientific Research unit, are as follows:


                       Q1-2001    Q2-2001     Q3-2001     Q4-2001    Q1-2002
                       -------    ---------   -------     -------    -------
Sales (thousands)      $17,220    $16,201     $14,917     $16,621    $15,288
Net Loss (thousands)   $(2,740)   $(3,121)    $(3,228)    $(2,975)   $(2,920)
Diluted EPS            $  (.04)   $  (.04)    $  (.04)    $  (.04)   $  (.04)

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When complete, the Company expects the discontinuance of the business to provide at least $20 million in after-tax cash, with the final amount dependent upon the outcome of asset sales. Any cash received will be used to repay borrowings, repurchase its shares, acquire other businesses or for general corporate purposes.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Sigma-Aldrich operates in 33 countries and has 6,500 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service.

For more information about Sigma-Aldrich, please see today's other announcement "Sigma-Aldrich Reports Increase In First Quarter Sales, Net Income and Diluted EPS. Diagnostics Business To Be Discontinued" or visit our award-winning web site at www.sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs and other statements regarding the Company's expectations, goals, beliefs, intentions and the like regarding the discontinuance of its Diagnostics business, including the effect on sales and earnings from running the discontinued business as assets are held for sale and possible cash proceeds from the discontinuance, and other matters. These statements involve assumptions regarding Company operations, conditions in the markets the Company serves and the sale of assets and actions related to the discontinuance of its Diagnostics business. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as the competitive environment, changes in the business environment in which the Company operates, uncertainties surrounding government healthcare reform, government regulations applicable to the business, the impact of fluctuations in foreign currency exchange rates and expectations for the discontinuance of the Diagnostics business, including the ability to supply customers while assets are held for sale and the ability to retain customers, suppliers and employees. The Company does not undertake any obligation to update these forward-looking statements.